Fund Name
Select Overseas Fund

Series Number
(Series 42)

Name of Affiliate member of underwriting or selling syndicate
JPMorgan




(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public, Yes

(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,


(C) if Eligible Municipal Securities,


(D) if Securities sold in an Eligible Foreign Offering,


(E) if Securities sold in an Eligible Rule 144A Offering





Issuer/Name of Security
Renesas Electronics Corp

Description of Security
stock




,
06/13/17




Underwriter(s) from whom purchased
Daiwa Securities




Syndicate Member(s)
Mizuho Securities


 MUFG


Merrill Lynch


JPMorgan Securities


Daiwa Securities


Morgan Stanley


Nomura Secuirties




Aggregate Principal amount or Number of Shares
46,000

Aggregate Purchase Price
JPY 37,950,000

Aggregate principal amount of such class of securities being offered JPY 303,047,250,000




Purchase Price per Unit
JPY 825




Date First Offered:
06/13/17

Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
JPY 825

Commission, spread or profit (%)
0.86%; $7.10




The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:

The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.

The underwriting was a Firm Commitment Underwriting:

The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period

For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the

The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of (X) or (Y).

No Affiliated Underwriter was a direct or indirect participant in the sale.

Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.